Exhibit 21
Subsidiaries of the Registrant
     The Registrant directly or indirectly owns 100 percent of the outstanding voting securities of the following subsidiary companies.

Name of Company	Jurisdiction
Ennis Business Forms of Kansas, Inc.	Kansas
Calibrated Forms Co., Inc.	Kansas
Connolly Tool and Machine Company	Delaware
Admore, Inc.	Texas
PFC Products, Inc.(1)	Delaware
Ennis Acquisitions, Inc.	Nevada
Texas EBF, LP	Texas
Ennis Sales, LP	Texas
Ennis Management, LP	Texas
Adams McClure, LP	Texas
American Forms I, LP	Texas
Northstar Computer Forms, Inc.	Minnesota
General Financial Supply, Inc. (2)	Iowa
Crabar/GBF, Inc.	Delaware
Royal Business Forms, Inc.	Texas
Alstyle Apparel, LLC	Texas
A and G, Inc. (3)	Illinois
Alstyle Ensenada LLC (3)	Illinois
Alstyle Hermosillo LLC (3)	Illinois
Diaco USA LLC (3)	Illinois
Cactex S.A. de C.V. (3)	Mexico
Cactex de Mexico SA de C.V. (3)	Mexico
Alstyle International de Mexico SA de C.V. (3)	Mexico
Alvest, S.A. de C.V. (3)	Mexico
Diaco International S.A. de C.V. (3)	Mexico
Tennessee Business Forms, Inc.	Tennessee
TBF Realty, LLC (4)	Delaware
Specialized Printed Forms, Inc.	New York
Block Graphics, Inc.	Oregon

(1)	A wholly-owned subsidiary of Admore, Inc.

(2)	A wholly-owned subsidiary of Northstar Computer Forms, Inc.

(3)	A wholly-owned direct or indirect subsidiary of Alstyle Apparel, LLC

(4)	A wholly-owned subsidiary of Tennessee Business Forms, Inc.